Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

Crawford & Company® Announces Leadership Transition; Appoints W. Bruce Swain, Jr. Interim President & CEO

Rohit Verma has announced intention to step down effective December 31, 2025

ATLANTA (November 21, 2025) Crawford & Company® (NYSE: CRD-A and CRD-B) is pleased to announce that W. Bruce Swain, Jr., will assume the role of interim president & chief executive officer following Rohit Verma’s decision to step down effective December 31, 2025, to pursue a new opportunity.

Currently serving as chief financial officer, Swain will assume the role of interim president & CEO and member of the Crawford Board of Directors, on January 1, 2026. With more than three decades at Crawford, Swain has been instrumental in shaping the company’s financial strategy and global operations. His deep understanding of Crawford’s business, combined with extensive industry knowledge and leadership experience, positions him well to guide the organization in the future.

Non-executive Board Chair Jesse C. Crawford, Jr. stated, “Bruce’s appointment as interim president & CEO reflects the board’s utmost confidence in his proven leadership and deep understanding of Crawford’s business. His decades of experience and commitment to our employees, clients and partners will help ensure that Crawford continues to execute its strategic priorities and deliver exceptional service to clients worldwide.”

Holly Boudreau, who joined Crawford in 2013, will succeed Bruce Swain as Chief Financial Officer effective January 1, 2026. A CPA and seasoned finance leader, Holly currently serves as SVP of Tax, Treasury and Finance Transformation, driving major initiatives to enhance operations and lead complex global transactions. Before Crawford, she was a tax director at PricewaterhouseCoopers, where she served a number of global clients.

Verma, who joined Crawford in 2017 and has served as CEO since May 2020, has led Crawford with passion, vision and a deep commitment to its people and clients. During his tenure, the company achieved transformative growth, established a culture of innovation and collaboration, and strengthened its commitment to delivering unparalleled customer service. “Leading Crawford has been the honor of my career, not just for what we achieved, but for the people I had the privilege to work alongside. From my first days in 2017 through the challenges of COVID-19 and beyond, we transformed the business together. Under Bruce’s leadership, I know Crawford will continue to thrive and deliver outstanding value to our clients and stakeholders,” said Verma.

Crawford enters this leadership transition from a position of strength, supported by a solid financial foundation, a global network of dedicated professionals and a clear strategic vision for the future. The company continues to deliver exceptional service to clients worldwide, driven by innovative solutions and a commitment to excellence in client service. With a well-established global leadership team in place and the full engagement of the Board, Crawford is well-positioned to maintain its momentum and achieve long-term growth under Swain’s leadership.

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

Swain expressed his commitment to guiding Crawford through the next stage of its journey, stating, “I’m honored by the Board’s confidence in the management team and me and am excited to lead Crawford into its next chapter. I’ve witnessed Crawford achieve incredible milestones during my over 30 years of service, thanks to the dedication of our employees. As interim president & CEO, my focus will be on turning our strategic plans into results and empowering our people to drive the next era of growth.”

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Corporate, Crawford-Investor-News-and-Events

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Claire Barth
+44 7585 901936	+1 404.558.6469
Lynn.Cufley@crawco.uk	claire.barth@crawco.com